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                                                                   EXHIBIT 11.2

           HOME HEALTH CORPORATION OF AMERICA, INC. AND SUBSIDIARIES

                COMPUTATION OF FULLY-DILUTED EARNINGS PER SHARE
         FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED JUNE 30, 1996

  The following calculation is submitted in accordance with the Securities Act of 1934 although not required by Opinion No. 15 of the Accounting Principles Board as it results in dilution of less than 3%, or is anti-dilutive:

                           1994(1)     1994        1995      1996(2)       1996
                          ---------  ---------  ----------  ----------  ----------
Net income..............  $ 717,525  $ 927,899  $1,389,498  $3,387,510  $2,226,813
Write-off of discount on
 preferred stock........        --         --          --      786,739     786,739
Dividends on preferred
 stock..................     56,400     56,400      63,600      50,420      50,420
                          ---------  ---------  ----------  ----------  ----------
Net income available to
 common stockholders....  $ 661,125  $ 871,499  $1,325,898  $2,550,351  $1,389,654
                          =========  =========  ==========  ==========  ==========
Weighted average number
 of maximum shares
 outstanding during
 year...................  3,193,724  3,193,724   3,266,727   6,349,644   6,349,644
Weighted average number
 of maximum shares
 subject to exercise
 under outstanding stock
 options and warrants...    222,702    222,702     266,130     225,230     225,230
Less treasury shares
 assumed repurchased
 from assumed exercise
 of outstanding options
 and warrants...........    (39,194)   (39,194)    (42,109)   (101,330)   (101,330)
                          ---------  ---------  ----------  ----------  ----------
Weighted average number
 of common and common
 equivalent shares
 outstanding after
 assumed exercise of
 stock options and
 warrants...............  3,377,232  3,377,232   3,490,748   6,473,544   6,473,544
                          =========  =========  ==========  ==========  ==========
Net income per share....  $    0.20  $    0.26  $     0.38  $     0.39  $     0.21
                          =========  =========  ==========  ==========  ==========

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(1) Reflects net income and net income per share before cumulative effect of change in accounting principle.
(2) Reflects net income and net income per share before extraordinary loss on early extinguishment of indebtedness.